Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of October 15, 2020 (the “Effective Date”) is between Progressive Care, Inc., a Delaware corporation (the “Employer” or the “Company”), and Alan Jay Weisberg, an individual (“Employee”).

R E C I T A L S:

A.	Employee is knowledgeable with respect to the business of the Company

B.	Company desires to offer employment to Employee and Employee desires to be employed by Company.

C.	Employer and Employee agree to enter into an Employment Agreement providing for the initial term set forth in Section 2 below, with one-year renewals thereafter on the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

1. Employment. The Company hereby employs the Employee as Chief Executive Officer and the Employee hereby accepts such employment, subject to the terms and conditions hereinafter set forth.

2. Term. The Agreement shall commence on the Effective Date and continue through the first anniversary thereof (the “Initial Term”). This Agreement is automatically renewable for successive terms of twelve (12) months (each a “Renewal Term”). For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Employment Period.” This Agreement will automatically renew unless either the Company or the Employee provides the other party with written notice of non-renewal at least sixty (60) days before the end of the Employment Period.

3. Duties. Employee shall be employed as the Chief Executive Officer of Employer. Employee shall have such duties and responsibilities as are normally associated with the foregoing position and such additional duties and responsibilities as he may be reasonably assigned from time to time by the Board of Directors. The Employee agrees to serve the Company faithfully and to the best of his ability and shall devote his full time, attention and energies to the business of the Company during customary business hours, except (i) that the Employee may perform such duties and responsibilities as may be necessary for Weisberg and Company, P.A., provided, and only to the extent that, such duties or responsibilities do not materially interfere with the Employee’s duties and responsibilities to the Company as set forth hereunder; or (ii) as may be otherwise authorized by the Board of Directors. The Employee agrees to carry out his duties in a competent and professional manner and to at all times promote the best interests of the Company. Except as expressly provided herein, the Employee shall not, during the Employment Period, engage in any other business, whether or not pursued for profit. Nothing contained herein shall be construed as preventing the Executive from investing in any other business or entity which is not in competition with the business of the Company. Nothing contained herein shall be construed as preventing the Executive from (1) engaging in personal business affairs and other personal matters, (2) serving on civic or charitable boards or committees, or (3) serving on the board of directors of companies that do not compete directly or indirectly with the Company, provided however, that none of such activities materially interferes with the performance of his duties under this Agreement and provided further that the Board of Directors approves of each such proposed appointment which approval shall not be unreasonably withheld.

4. Compensation.

(a) In consideration of the services to be rendered by the Employee hereunder, the Company agrees to pay the Employee, and the Employee agrees to accept, a Base Salary in the amount of One Hundred Thousand Dollars ($100,000) per year, subject to all required federal, state and local payroll deductions (the “Initial Base Salary”). Currently, the Company pays its employees on a bi-weekly basis.

(b) At the discretion of the Company’s Board of Directors, the Employee will also be eligible for periodic cash and/or stock bonuses.

(c) The Employee shall be entitled to twenty (20) Paid Time Off (“PTO”) days during each calendar year. PTO shall be governed by the Employee Handbook.

(d) The Employee shall be entitled to Company holidays in accordance with the Company’s Employee Handbook, as amended and as published periodically by the Company.

(e) The Employee shall receive group medical and dental benefits for himself and his spouse of the same type as other employees of similar rank and title of the Company. The Company shall pay the cost of such health insurance in full. Dental and vision insurance are paid by the Employee. The Employee shall also receive such additional benefits, as per the Employee Handbook, and in accordance with the Company’s standard practices.

(f) To the extent that the Employee becomes mentally or physically disabled, as determined in accordance with Paragraph 10 of this Agreement, Employee shall receive such benefits as are provided pursuant to the Employee Handbook.

5. Business Expenses.

Employee is authorized to incur, and the Company shall pay and reimburse him, for all reasonable and necessary business expenses incurred in the performance of his duties hereunder, in accordance with guidelines adopted by the Board of Directors. The Company will pay and reimburse Employee for all such reasonable expenses upon the presentation by Employee, from time to time, of an itemized account of such reasonable expenditures and proper documentation thereof as evidence that such expenses have been incurred. The determination of what is fair and reasonable shall be made by the Board of Directors or their delegate.

6. Termination by the Company for Cause.

The Company has the right to terminate Employee’s employment with cause. Termination by the Company of the Employee’s employment for cause (hereinafter referred to as “Termination for Cause), shall mean termination upon:

(i) the willful and continued failure by the Employee to substantially perform the Employee’s material duties with the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the Board, which demand specifically identifies the material duties that the Board believes that the Employee has not substantially performed; or

(ii) the willful engaging by the Employee in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

(iii)  the conviction of the Employee of a felony that results in the Employee being unable to substantially carry out his duties as set forth in this Agreement; or

(iv) the commission of any act by the Employee against the Company that constitutes embezzlement, larceny, and/or grand larceny; or

(v) the failure of the Employee to follow lawful and reasonable instructions from the Board of Directors.

7. Termination by the Company Without Cause. If the Company terminates Employee’s employment other than for Cause pursuant to Paragraph 6, the Company shall pay or provide the Employee, within thirty (30) days of the date of termination, with: (i) any unpaid salary earned under this Agreement prior to the date of termination; (ii) any accrued but unused PTO days prior to the date of termination; (iii) any unpaid compensation due under Paragraph 4 (b) herein; (iv) any unpaid expense reimbursement owed to him for periods through the date of termination; and (v) the Employee’s then current base salary for the remainder of the Employment Period.

8. Termination by the Employee. The Employee may terminate his employment hereunder for “Good Reason,” within ninety (90) days (or shorter, as the Company’s option) of the occurrence of any of the following events: (i) a significant and material breach of this Agreement by the Company; or (ii) any failure to pay, within a reasonable amount of time, any part of the Employee’s compensation or to provide the benefits contemplated herein. The Employee shall give the Company written notice of any proposed termination for Good Reason and the Company shall have thirty (30) days from receipt of such written notice to cure any ground of termination for Good Reason, as set forth in this Paragraph.  In the event of Termination by Employee for Good Reason, Company shall be obligated to pay to Employee that compensation due as if Company had terminated Employee Without Cause pursuant to Paragraph 7 of this Agreement.

9. Termination Due to Death. In the event of the Employee’s death during the Employment Period, the Employee’s employment hereunder shall immediately and automatically terminate. The Company shall have no further obligation or duty to the Employee or her estate or beneficiaries other than monies owed to Employee under Paragraph 7(i), (ii), (iii) (iv) and (v).

10. Termination Due to Disability. Notwithstanding the preceding sections, the Company may terminate the Employee’s employment hereunder, upon written notice to the Employee, in the event that the Employee becomes disabled during the Employment Period. The term “disabled” is defined as any condition of either a physical or psychological nature that, even with reasonable accommodation, renders the Employee unable to perform the essential functions of the services contemplated hereunder for a period of one hundred eighty (180) days during any twelve (12) month period during the Employment Period. Employee represents that any period of disability beyond one hundred eighty (180) days would place an undue burden and hardship on the Company. Any such termination shall become effective upon mailing or hand delivery of such notice to the Employee. The Company shall have no further obligation or duty to the Employee following termination under this Paragraph, other than to pay Employee all earned compensation and benefits through the date of termination, and other than as required by applicable law. In addition, Employee will be entitled to the lesser of (i) an additional six (6) month’s then current base salary or (ii) Employee’s then current base salary through the end of the Employment Period, following any such termination, to be paid pursuant to the Company’s normal payroll cycle. For purposes of determining the existence or nonexistence of a disability, the Employee and Company shall mutually agree to a physician. If the Employee and Company are unable to agree on a physician, the physicians selected by each shall agree on a third physician, who shall make the disability determination.

11. Non-Solicitation. (a) Solicitation of Employees. During Employee’s employment with the Company and for a period of 12 months after termination of such employment at any time and for any reason, Employee shall not solicit, participate in or promote the solicitation of any person who was employed by the Company at the time of Employee’s termination of employment with the Company to leave the employ of the Company or, on behalf of himself or any other person, hire, employ or engage any such person. Employee further agrees that, during such time, if an employee of the Company contacts Employee about prospective employment, Employee will inform such employee that he or she cannot discuss the matter further without the consent of the Company.

(b) Solicitation of Clients, Customers, Etc. During Employee’s employment with the Company and for a period of 12 months after termination of Employee’s employment at any time and for any reason, Employee shall not, directly or indirectly, solicit any person who during any portion of the time of Employee’s employment or at the time of termination of Employee’s employment with the Company, was a client, customer, policyholder, vendor, consultant or agent of the Company to discontinue business, in whole or in part, with the Company. Employee further agrees that, during such time, if such a client, customer, policyholder, vendor, or consultant or agent contacts Employee about discontinuing business with the Company or moving that business elsewhere, Employee will inform such client, customer, policyholder, vendor, consultant or agent that he or she cannot discuss the matter further without the consent of the Company .

12. Non-Compete. The Company agrees to disclose to Employee and Employee agrees to receive from the Company confidential information which would provide competitors of the Company with an unfair advantage. In consideration for such disclosure by the Company, Employee agrees as follows:

(a) Competition During Employment. Employee agrees that during the term of his employment with the Company, neither he nor any of his Affiliates (Employee’s Affiliates is defined as any legal entity in which Employee directly or indirectly owns at least a 25% interest) will directly or indirectly compete with the Company in any way in any business in which the Company or its Affiliates is engaged in, and that he will not act as an officer, director, employee, consultant, shareholder, lender, or agent of any entity which is engaged in any business of the same nature as, or in competition with the businesses in which the Company is now engaged or in which the Company becomes engaged during the term of employment; provided, however, that this Section 12(a) shall not prohibit Employee or any of his Affiliates from purchasing or holding an aggregate equity interest of up to 10% in any publicly traded business in competition with the Company, so long as Employee and her Affiliates combined do not purchase or hold an aggregate equity interest of more than 10%. Furthermore, Employee agrees that during the term of employment, he will not accept any board of director seat or officer role or undertake any planning for the organization of any business activity competitive with the Company and Employee will not combine or conspire with any other employees of the Company for the purpose of the organization of any such competitive business activity.

(b) Competition Following Employment. In order to protect the Company against the unauthorized use or the disclosure of any confidential information of the Company presently known or hereinafter obtained by Employee during his employment under this Agreement, Employee agrees that for a period of twelve (12) months following the termination of this Agreement for any reason, neither Employee nor any of his Affiliates, shall, directly or indirectly, for itself or himself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity):

(a) engage or participate in any business, regardless of where situated, which engages in direct market competition with such businesses being conducted by the Company during the term of employment; or

(b) assist or finance any person or entity in any manner or in any way inconsistent with the intents and purposes of this Agreement.

Notwithstanding the foregoing, the provisions of this Section 12(b) shall not apply under the circumstances where this Agreement has been terminated by the Company without cause , if the Company ceases operations, or if this Agreement is terminated by Employee as the result of a material, uncured breach of this Agreement by the Company.

13. Indemnification

(a)	Indemnification of Employee. The Company shall, to the maximum extent permitted by law, indemnify and hold Employee harmless for any acts or decisions made in good faith while performing services for the Company. To the same extent, the Company will pay, and subject to any legal limitations, advance all expenses, including reasonable attorneys’ fees and costs of court-approved settlements, actually and necessarily incurred by Employee in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Employee by reason of his service as an officer or agent of the Company.

(b)	Indemnification of Company. Employee shall indemnify and hold the Company harmless for any acts or decisions made by Employee which constitute criminal acts or intentional misconduct. Employee shall pay, and subject to any legal limitations, advance all expenses, including reasonable attorneys’ fees and costs of court-approved settlements, actually and necessarily incurred by the Company in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against the Company by reason of the criminal acts or intentional misconduct of Employee.

14. Confidentiality.

(a) Proprietary Information. Employee understands and acknowledges that, during the course of his employment with the Company, Employee shall create and has created, as well as shall be granted and has been granted access to, certain valuable information relating to the business of the Company that provides the Company with a competitive advantage (or that which could be used to the disadvantage of the Company by a competitor), which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively referred to herein as “Proprietary Information”) including, but not limited to: Intellectual Property, developments, the Company’s products, applications, methods, trade secrets and other intellectual property, the research, development, procedures, manuals, confidential reports, technical information, financial information, business plans, prospects of opportunities, purchasing, operating and other cost data, employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Proprietary Information shall not include such information that Employee can demonstrate is generally available to the public (other than as a result of a disclosure by Employee).

(b) Duty of Confidentiality. Employee agrees at all times, both during and after Employee’s employment with the Company, (i) to hold all Proprietary Information in a confidential manner for the benefit of the Company, to reasonably safeguard all such Proprietary Information; and (ii) to adhere to any non-disclosure, confidentiality or other similar agreements to which Employee or the Company is or becomes a party or subject thereto. Employee also agrees that he shall not, directly or indirectly, disclose any such Proprietary Information to, or use such Proprietary Information for the benefit of, any third person or entity outside the Company, except to persons identified in writing by the Company. Employee further agrees that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets.

15. Non-Disparagement. The Employee agrees that at no time during his employment by the Company or thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its respective directors, officers or employees. In addition, the Company agrees that its Board of Director and executives will not disparage the Employee so long as the Employee separates from the Company in good standing and abides by all terms of this agreement and signed non-disclosure and non-compete agreements.

16. Successors; Binding Agreement. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, nor shall it be subject to attachment, execution, pledge or hypothecation, but this Agreement if Employee shall die shall inure to the benefit of and be enforceable by the Employee’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee dies during the term of this Agreement before a notice of termination is sent by either party, no amounts shall be paid to Employee’s devisee, legatee or other designee or, if there is no such designee, to Employee’s estate other than the amounts owed under Section 4 and under Section 7(i), (ii), (iii) and (iv). If Employee dies after a notice of termination has been submitted, by either party, the Agreement shall terminate according to the notice of termination and the relevant sections of this Agreement pertaining to such a termination rather than as a termination under this Section.

17. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee, and such officer as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that is not set forth in this Agreement. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law.

18. Severance and Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

20. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement between the parties, and may not be changed or terminated orally. No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party to be bound; provided, however, that the Employee’s compensation and benefits may be changed at any time by the Company without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

21. Negotiated Agreement. This Agreement has been negotiated and shall not be construed against the party responsible for drafting all or parts of this Agreement.

22. Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or received by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service providing for a signed return receipt, addressed to the Employee at the Employee’s home address set forth in the Company’s records and to the Company at the address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

23. Governing Law and Resolution of Disputes. All matters concerning the validity and interpretation of and performance under this Agreement shall be governed by the laws of the State of Florida. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in a jurisdiction chosen by the Employer in accordance with the rules of the American Arbitration Association (“AAA”) then in effect. Arbitration will take place before a single experienced employment arbitrator licensed to practice law in Florida and selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator may not modify or change this Agreement in any way. Any judgment rendered by the arbitrator as above provided shall be final and binding on the parties hereto for all purposes and may be entered in any court having jurisdiction. In any arbitration pursuant to this Paragraph 21, each party shall be responsible for the fees and expenses of its own attorney and witnesses, and the fees and expenses of the arbitrator shall be divided equally between the Company and the Employee. Employee agrees that the cost provisions of this Paragraph are fair and not unconscionable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of October 15, 2020.

PROGRESSIVE CARE, INC.

By:	/s/ Birute Norkute	Dated: 10-15-2020
Birute Norkute
Chief Operating Officer

EMPLOYEE:

/s/ Alan Jay Weisberg	Dated: 10/15/2020
Alan Jay Weisberg